Renaissance Capital Greenwich Funds

October 1, 2014

State Street Bank and Trust Company

Channel Center l Iron Street

Boston, Massachusetts 02210

Attention: Shawn M. Alarie, Vice President

Re: RENAISSANCE CAPITAL GREENWICH FUNDS (the "Fund')

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as RENAISSANCE INTERNATIONAL IPO ETF (the "Po1tfolio").

In accordance with Section 20.5, the Additional Portfolios provision, of the Custodian Agreement dated as of September 3, 2013, as amended, modified, or supplemented from time to time (the "Agreement"), by and between Renaissance Capital Greenwich Funds and State Street Bank and Trust Company ("State Street"), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement.   In  connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Sections 20.6 and 20.12 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

RENAISSANCE CAPITAL GREENWICH FUNDS

   of behalf of:

   RENAISSANCE INTERNATIONAL IPO ETF

By: /s/ William K. Smith

Name: William K. Smith

Title: President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F. Rogers

Name: Michael F. Rogers

Title: Executive Vice President, Duly Authorized

Effective Date: October 1, 2014